Exhibit 4.16

Signature Version

AMENDING AND RESTATEMENT AGREEMENT dated July 29, 2015 (hereinafter referred to as the “Amending Agreement”) to the Irrevocable Share Security Trust Agreement No. F/111517-9 dated September 17, 2012 (hereinafter referred to as the “Original Trust Agreement”), formalized by and between:

(1)	CEMEX, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Impra Café, S.A. de C.V. (“Impra Café”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex México”) and Cemex Operaciones México, S.A. de C.V. (formerly Centro Distribuidor de Cemento, S.A. de C.V.; “Cemex Operaciones”), in their capacity as trustors (each one of Cemex SAB, Tolteca, Impra Café, Interamerican, Cemex México and Cemex Operaciones, a “Trustor” and, jointly, the “Trustors”);

(2)	Cemex México and Cemex Operaciones, in their capacity as issuers (each one of Cemex México and Cemex Operaciones, in their respective capacity as issuers, an “Issuer” and, jointly, the “Issuers”);

(3)	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division (the “Trustee”), a full-service bank duly incorporated and validly existing pursuant to the laws of the United Mexican States (“Mexico”), and

(4)	Wilmington Trust (London) Limited (the “Beneficiary”), in its own right and in its capacity as Security Agent (Security Agent) acting under the terms of the Interlender Agreement (as defined below), on behalf and for the benefit of the Secured Parties (as that term is defined in the amended and restated text of the Original Trust Agreement, described in Clause One of the present Amending Agreement), a private limited company duly incorporated and validly existing pursuant to the laws of England and Wales, in accordance with the following Recitals, Representations and Clauses:

RECITALS

I. WHEREAS, on September 17, 2012, Cemex SAB, various direct and indirect subsidiaries of Cemex SAB, as debtors, guarantors or security providers (Security Providers) (jointly, the “Obligors”), certain financial institutions and other entities identified in the latter as lenders, Citibank International Limited (formerly Citibank International plc), in its capacity as Agent (Agent) (the “Agent”), and the Beneficiary, among others, formalized an Interlender Agreement (Interlender Agreement), in connection with the Facilities Agreement (Facilities Agreement) dated September 17, 2012 (the “2012 Facilities Agreement”), formalized between Cemex SAB, in its capacity as principal debtor, the other Obligors, certain financial institutions and other entities identified in the latter as lenders, the Agent and the Beneficiary, under which they agreed, among other topics, on the exercise of the rights relating to collateral, the discharge of that collateral, and the distribution of the proceeds arising from the exercise of the rights relating to the securities between the various lenders (the “Original Interlender Agreement”).

II. WHEREAS, on September 17, 2012, each one of the Trustors, the Trustee, the Beneficiary, the Issuers, Mexcement Holdings, S.A. de C.V. and Corporación Gouda, S.A. de C.V., formalized the Original Trust Agreement, by virtue of which the Trustors encumbered the Initial Shares (as that term is defined in the Original Trust Agreement) to the trust constituted under the Original Trust Agreement, in order to grant a trust guarantee in favor of the Beneficiary with respect to the Initial Shares and any Additional Shares (as that term is defined in the Original Trust Agreement), in order to guarantee the exact and timely payment of the Secured Obligations (as that term is defined in the amended and restated text of the Original Trust Agreement, described in Clause One of the present Amending Agreement) under the Original Interlender Agreement, as well as in any related documentation, as it may be amended in the future.

III. WHEREAS, on December 1, 2013, Cemex Operaciones merged with Corporación Gouda, S.A. de C.V. and with Mexcement Holdings, S.A. de C.V., among other companies, these companies having been part of the Original Trust Agreement.

IV. WHEREAS, on September 29, 2014, a Facilities Agreement (Facilities Agreement) (the “Original 2014 Facilities Agreement”) was formalized by Cemex SAB, as debtor, various direct and indirect subsidiaries of Cemex SAB, as guarantors (Guarantors) or security providers (Security Providers), Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, HSBC México, S.A., Full-Service Bank, HSBC Financial Group, ING Capital LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Inc., as joint mandated lead arrangers (Joint Mandated Lead Arrangers) and joint bookrunners (Joint Bookrunners), Bank of America, N.A., London Branch, BBVA Bancomer, S.A. Full-Service Bank, BBVA Financial Group Bancomer, BNP Paribas, Banco Nacional de México, S.A., a member of the Banamex Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, Credit Agricole Corporate and Investment Bank, HSBC Bank plc, Branch in Spain, ING Bank NV (Dublin Branch) and JPMorgan Chase Bank, N.A., as original lenders (Original Lenders) (jointly with their authorized heirs, successors and assigns, in any form, the “Initial Lenders”), Sabadell Capital, S.A. de C.V., Multi-Purpose Financial Company, Unregulated Entity, Banco Nacional de Comercio Exterior, S.N.C., Intesa Sanpaolo S.p.A., Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group and Banco Latinoamericano de Comercio Exterior, S.A. (Bladex), as accordion lenders (Accordion Lenders) (jointly with their authorized heirs, successors and assigns, in any form, the “Additional Lenders”; the Additional Lenders together with the Initial Lenders, the “Original Lenders”), and the Agent, as Agent (Agent) and the Beneficiary, as Security Agent (Security Agent), in accordance with which the Lenders (Lenders) (as that term is defined in the Original 2014 Facilities

Agreement) agreed to extend the line of credit to CEMEX SAB for the purpose of refinancing certain amounts pending payment under the 2012 Facilities Agreement and the Agreement with Bancomext (Bancomext Facility) (as that term is defined in the Original 2014 Facilities Agreement) (the “2014 Refinanced Debt”).

V. WHEREAS, on September 29 and November 25, 2014, the Trustors, the Issuers and the Beneficiary notified the Trustee, as applicable, of (i) the formalization of the Original 2014 Facilities Agreement, (ii) the increase in the amount of the 2014 Refinanced Debt, and (iii) that, under the terms of the Original Trust Agreement, the 2012 Facilities Agreement and the Original Interlender Agreement, the 2014 Refinanced Debt forms part of the Secured Obligations, and was therefore guaranteed under the terms of the Original Trust Agreement, with the lenders of the 2014 Refinanced Debt having had the capacity of Secured Parties.

VI. WHEREAS, on July 23, 2015, an amending agreement and restatement of the Original 2014 Facilities Agreement (the Original 2014 Facilities Agreement, as the latter has been amended and restated pursuant to the amending agreement and restatement of the Original 2014 Facilities Agreement, the “2014 Facilities Agreement”) was formalized under which the Lenders (Lenders) (as that term is defined in the 2014 Facilities Agreement) agreed, among other things, to extend a line of credit to CEMEX SAB with the purpose of (i) refinancing certain amounts pending payment under the 2012 Facilities Agreement, (ii) increasing the amount of the 2014 Refinanced Debt, and (iii) extending the original term of the Original 2014 Facilities Agreement.

VII. WHEREAS, on July 23, 2015, an amending agreement and restatement of the Original Interlender Agreement (the Original Interlender Agreement, as the latter has been amended and restated pursuant to the amending agreement and restatement of the Original Interlender Agreement, the “Interlender Agreement”) was formalized under which the parties agreed, among other things, to extend the term of the Original Interlender Agreement.

VIII. WHEREAS, in order to guarantee compliance of the Secured Obligations (as that term is defined in the text of the Original Trust Agreement, as the latter has been amended and restated under the terms set forth in Clause One of the present Amending Agreement) under (i) the 2014 Facilities Agreement, as well as in any related documentation, and any future amendment to the latter, (ii) any Qualifying Senior Facilities Agreement (Qualifying Senior Facilities Agreement) (as that term in initial capital letters is defined in the Interlender Agreement) under the terms of the Interlender Agreement, as well as in any related documentation, and any future amendment to the latter, and (iii) the Interlender Agreement, as well as in any related documentation, together with any future amendment to the latter, the Trustors and the rest of the parties have the intention of ratifying and amending the trust guarantee in favor of the Beneficiary with respect to the Initial Shares and any Additional Shares.

IX. WHEREAS, by respectably signing the present Amending Agreement, the Trustors and the Beneficiary hereby instruct the Trustee to formalize this Amending Agreement.

THEREFORE, taking the Recitals into consideration, the parties by means of these presents represent and agree to the following:

REPRESENTATIONS

I. Each one of the Trustors and the Issuers represents, in its own right and on this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of its place of incorporation, empowered to formalize the present Amending Agreement and to comply with its obligations under the latter;

(b) has obtained all of the internal authorizations necessary to formalize and comply with the present Amending Agreement, including but not limited to any necessary authorizations from its shareholders or from its board of directors, as applicable;

(c) its representatives have sufficient powers to formalize the present Amending Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized documents and other instruments accrediting those faculties and powers, which are appended to the present Amending Agreement as Appendix 1;

(d) it does not require the consent or authorization of any third party, including any government authority, to formalize or comply with the present Amending Agreement;

(e) the formalization of and compliance with the present Amending Agreement does not contravene nor is in noncompliance or breach of any applicable law, rule or regulation whatsoever, or of any agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation papers currently in force;

(f) it hereby makes and/or ratifies all of the representations contained in Clause One of this Amending Agreement.

II. The Trustee represents, in its own right and on this date, that:

(a) it is a full-service bank duly incorporated and validly existing pursuant to the laws of Mexico;

(b) it has the necessary powers to formalize this Amending Agreement and to comply with its obligations under the latter;

(c) its trust delegates have sufficient powers to formalize the present Amending Agreement, which have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized document(s) appended to the present Amending Agreement as Appendix 2;

(d) it formalizes the present Amending Agreement on the instructions of the Trustors and of the Beneficiary, which are recorded as set forth in Recital IX to this Amending Agreement;

(e) it has unambiguously informed the Parties of the content of point b) of section XIX of Article 106 of the Ley de Instituciones de Crédito [Law of Credit Institutions] and the applicable text in Circular 1/2005 together with the amendments to that Circular issued by the Banco de México, with respect to the prohibitions restricting it pursuant to the law and the provisions currently in force, the relevant content of which is reproduced in Clause Nine of the present Original Trust Agreement;

(f) it hereby makes and/or ratifies all of the representations contained in Clause One of this Amending Agreement.

III. The Beneficiary represents, in its own right, on this date, that:

(a) it is a private limited company duly incorporated and existing pursuant to the laws of England and Wales, empowered to formalize this Amending Agreement and to comply with its obligations under the latter;

(b) its representatives have sufficient powers to formalize the present Amending Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized and other documents which are appended to the present Amending Agreement as Appendix 3;

(c) it formalizes the present Amending Agreement in its own right and on behalf and for the benefit of the Lenders that are party to the 2014 Facilities Agreement and, if applicable, the Refinancing Lenders (as that term is defined in the amended and restated text of the Original Trust Agreement, under Clause One of the present Amending Agreement) (and their heirs, successors and assigns) and the other Secured Parties, under the terms of the 2014 Facilities Agreement and the Interlender Agreement, in accordance with the instructions received from the Agent;

(d) it hereby makes and/or ratifies all of the representations contained in Clause One of this Amending Agreement

BY VIRTUE OF THE FOREGOING, the parties to these presents hereby agree the following:

CLAUSES

ONE. Amendment and Restatement of the Original Trust Agreement. Each one of the Trustors, the Issuers, the Trustee and the Beneficiary agree to amend and restate the Original Trust Agreement in order that the latter reads as follows:

“IRREVOCABLE SHARE SECURITY TRUST AGREEMENT No. F/111517-9 (the “Agreement”), dated July 29, 2015, effective from September 17, 2012, formalized by and between:

(1)	CEMEX, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Impra Café, S.A. de C.V. (“Impra Café”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex México”), and Cemex Operaciones México, S.A. de C.V. (formerly Centro Distribuidor de Cemento, S.A. de C.V.; “Cemex Operaciones”), in their capacity as trustors (each one of Cemex SAB, Tolteca, Impra Café, Interamerican, Cemex México and Cemex Operaciones, a “Trustor” and, jointly, the “Trustors”);

(2)	Cemex México and Cemex Operaciones, in their capacity as issuers (each one of Cemex México and Cemex Operaciones, in their respective capacity as issuers, an “Issuer” and, jointly, the “Issuers”);

(3)	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division (the “Trustee”), a full-service bank duly incorporated and validly existing pursuant to the laws of the United Mexican States (“Mexico”); and

(4)	Wilmington Trust (London) Limited (the “Beneficiary”), in its own right and in its capacity as Security Agent (Security Agent) acting under the terms of the Interlender Agreement (as defined below), on behalf and for the benefit of the Secured Parties (as that term is defined below), a private limited company duly incorporated and validly existing pursuant to the laws of England and Wales, in accordance with the following Recitals, Representations and Clauses:

RECITALS

I. WHEREAS, on September 17, 2012, Cemex SAB, various direct and indirect subsidiaries of Cemex SAB, as debtors, guarantors or security providers (Security Providers) (jointly, the “Obligors”), certain financial institutions and other entities identified in the latter as lenders, Citibank International Limited (formerly Citibank International plc), in its capacity as Agent (Agent) (the “Agent”), and the Beneficiary, among others, formalized an Interlender Agreement (Interlender Agreement), in connection with the Facilities Agreement (Facilities Agreement) dated September 17, 2012 (the “2012 Facilities Agreement”), formalized between Cemex SAB, in its capacity as principal debtor, the other Obligors, certain financial institutions and other entities identified in the latter as lenders, the Agent and the Beneficiary, under which they agreed, among other topics, on the exercise of the rights relating to collateral, the discharge of that collateral, and the distribution of the proceeds arising from the exercise of the rights relating to the securities between the various lenders (the “Original Interlender Agreement”). Enclosed with the present Agreement, as Appendix A, is a copy of the Original Interlender Agreement.

II. WHEREAS, on September 29, 2014, Cemex SAB, in its capacity as debtor, the other Obligors, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, HSBC México, S.A., Full-Service Bank, HSBC Financial

Group, ING Capital LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Inc., as joint mandated lead arrangers (Joint Mandated Lead Arrangers) and joint bookrunners (Joint Bookrunners), Bank of America, N.A., London Branch, BBVA Bancomer, S.A. Full-Service Bank BBVA Financial Group Bancomer, BNP Paribas, Banco Nacional de México, S.A., a member of the Banamex Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, Credit Agricole Corporate and Investment Bank, HSBC Bank plc, Branch in Spain, ING Bank NV (Dublin Branch) and JPMorgan Chase Bank, N.A., as original lenders (Original Lenders) (jointly with their authorized heirs, successors and assigns, in any form, the “Initial Lenders”), and Sabadell Capital, S.A. de C.V., Multi-Purpose Financial Company, Unregulated Entity, Banco Nacional de Comercio Exterior, S.N.C., Intesa Sanpaolo S.p.A., Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group and Banco Latinoamericano de Comercio Exterior, S.A. (Bladex), as accordion lenders (Accordion Lenders) (jointly with their authorized heirs, successors and assigns, in any form, the “Additional Lenders”, the Initial Lenders together with the Additional Lenders, the “2014 Lenders”), and the Agent, as Agent (Agent) and the Beneficiary, as Security Agent (Security Agent), among others, formalized a Facilities Agreement (Facilities Agreement), for the purpose of refinancing a certain debts contracted by CEMEX SAB and the other Obligors described in the latter (the “2014 Facilities Agreement”, and the obligations set forth in the 2014 Facilities Agreement, the “2014 Debt”) under which the Lenders (Lenders) (as that term is defined in the 2014 Facilities Agreement) agreed, among other things, to make a line of credit available to CEMEX SAB with the purpose of refinancing certain amounts pending payment under the 2012 Facilities Agreement and the Agreement with Bancomext (Bancomext Facility) (as that term is defined in the 2014 Facilities Agreement). Enclosed with the present Agreement, as Appendix B, is a copy of the 2014 Facilities Agreement.

III. WHEREAS, on July 23, 2015, Cemex SAB, as debtor, the other Obligors, as guarantors or security providers, certain financial institutions and other entities identified in the latter as lenders, including the 2014 Lenders (jointly with their authorized heirs, successors and assigns, in any form, the “Original Lenders”), the Agent and the Beneficiary, among others, formalized an amending agreement and restatement of the 2014 Facilities Agreement with the purpose, among others, of (i) refinancing certain debts contracted by CEMEX SAB and the other Obligors described in the latter, including the amounts pending payment under the 2012 Facilities Agreement, (ii) increasing the amount of the 2014 Refinanced Debt, and (iii) extending the original term of the 2014 Facilities Agreement (the 2014 Facilities Agreement as the latter has been amended and restated pursuant to the amending agreement and restatement of the 2014 Facilities Agreement, the “Facilities Agreement”). Enclosed with the present Agreement, as Appendix C, is a copy of the Facilities Agreement.

IV. WHEREAS, on July 23, 2015, an amending agreement and restatement of the Original Interlender Agreement (the Original Interlender Agreement as the latter has been amended and restated pursuant to the amending agreement and restatement of the Original Interlender Agreement, the “Interlender Agreement”) was celebrated under which it was agreed, among other things, to extend the term of the Original Interlender Agreement. Enclosed with the present Agreement, as Appendix D is a copy of the Interlender Agreement.

V. WHEREAS, pursuant to the Interlender Agreement (i) the 2012 Facilities Agreement shall remain in effect until the obligations arising from the latter are paid in their entirety under the terms set forth in the 2012 Facilities Agreement itself, and (ii) once the requirement described in point (i) above has been complied with, the Facilities Agreement shall prevail and shall remain in effect for the purposes of this Agreement, until the Facilities Agreement is replaced by a Qualifying Senior Facilities Agreement at any time following a Qualifying Senior Facilities Event (Qualifying Senior Facilities Event) (as that term in initial capital letters is defined in the Interlender Agreement) (as applicable under the Interlender Agreement), the 2012 Facilities Agreement (until its termination date), the Facilities Agreement (from the termination date of the 2012 Facilities Agreement and until it is replaced by a Qualifying Senior Facilities Agreement) or a Qualifying Senior Facilities Agreement (from the date on which it replaces the Facilities Agreement), an “Applicable Facilities Agreement”).

VI. WHEREAS, under the corresponding Applicable Facilities Agreement and the Interlender Agreement, Cemex SAB and its subsidiaries may refinance the debt contracted or issued by any of these, to the extent to which that refinancing is permitted and is secured under the terms of the present Agreement, in accordance with the terms of the corresponding Applicable Facilities Agreement and the Interlender Agreement, via the issue of bonds, secured notes or other debt instruments, or convertible or exchangeable securities, or via the contracting of debt under credit agreements (jointly, the “Refinanced Debt”, and those lenders, of whatever type, that accede to the Lenders’ Agreement, as applicable, the “Refinancing Lenders”).

VII. WHEREAS, on November 30, 2007, Cemex SAB issued stock exchange certificates denominated in investment units and secured by the endorsement of each one of Cemex México and Tolteca, in an amount of 116,530,800 investment units, and having an expiration date of November 17, 2017, which are entered in the Registro Nacional de Valores [National Securities Registry] and listed on the Bolsa Mexicana de Valores, S.A.B. de C.V., having ticker symbol 07-2U, to which reference is made in Appendix E to the present Agreement and which are secured under the terms of the present Agreement (the “Stock Exchange Certificates”). Enclosed with the present Agreement as Appendix E are copies of the instrument documenting the Stock Exchange Certificates.

VIII. WHEREAS, New Sunward Holding Financial Ventures B.V. (“NSHFV”) issued (i) certain callable perpetual dual currency notes (callable perpetual dual currency notes) on December 18, 2006, secured for each one of Cemex SAB, Cemex México and New Sunward Holding B.V. (“NSH”), which are secured under the terms of the present Agreement, in an amount of US$350,000,000, (ii) certain callable perpetual dual currency notes (callable perpetual dual currency notes) on December 18, 2006, secured by each one of Cemex SAB, Cemex México and NSH, which are secured under the terms of the present Agreement, in an amount of US$900,000,000, (iii) certain callable perpetual dual currency notes (callable perpetual dual currency notes) on February 12, 2007, secured by each one of Cemex SAB,

Cemex México and NSH, which are secured under the terms of the present Agreement, in an amount of US$750,000,000, and (iv) certain callable perpetual dual currency notes (callable perpetual dual currency notes) on May 9, 2007, secured by each one of Cemex SAB, Cemex México and NSH, which are secured under the terms of the present Agreement, in an amount of Euro 730,000,000 (the secured notes described in points (i) to (iv) above, jointly, the “Perpetual Securities”). Enclosed with the present Agreement as Appendix F is a copy of the instruments documenting the Perpetual Securities.

IX. WHEREAS, Cemex SAB issued (i) certain senior secured notes (senior secured notes) on September 17, 2012, in an amount of US$500,000,000, secured by each one of Cemex México, Cemex Finance LLC (“Cemex Finance”), Cemex España, Cemex Concretos, S.A. de C.V. (“Cemex Concretos”), Tolteca, Cemex Corp., NSH, CEMEX Research Group AG (“CEMEX Research Group”), CEMEX Shipping B.V. (“CEMEX Shipping”), CEMEX Asia B.V. (“CEMEX Asia”), CEMEX France Gestion SAS (“CEMEX France Gestion”), CEMEX UK (“CEMEX UK”), CEMEX Egyptian Investments B.V. (“CEMEX Egyptian Investments”) and CEMEX Egyptian Investments II B.V. (“CEMEX Egyptian Investments II”; CEMEX Egyptian Investments II together with Cemex México, Cemex Finance, Cemex España, Cemex Concretos, Tolteca, Cemex Corp., NSH, CEMEX Research Group, CEMEX Shipping, CEMEX Asia, CEMEX France Gestion , CEMEX UK and CEMEX Egyptian Investments, the “Guarantors of the Cemex SAB Bonds”), which are secured under the terms of the present Agreement, with a yield of 9.50% and an expiration date of June 15, 2018, (ii) certain senior secured notes (senior secured notes) on March 25, 2013, in an amount of US$600,000,000, secured by the Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 5.875% and with an expiration date of March 25, 2019, (iii) certain senior secured notes (senior secured notes) on August 12, 2013, in an amount of US$1,000,000,000, secured by the Guarantors Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 6.50% and with an expiration date of December 10, 2019, (iv) certain senior secured notes (senior secured notes) on October 2, 2013, in an amount of US$1,000,000,000, secured by the Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 7.250% and with an expiration date of January 15, 2021, (v) certain senior secured notes (floating rate senior secured notes) on October 2, 2013, in an amount of US$500,000,000, secured by the Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a variable yield and an expiration date of October 15, 2018, (vi) certain senior secured notes (senior secured notes) on September 11, 2014, in an amount of US$1,100,000,000, secured by the Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 5.70% and with an expiration date of January 11, 2025, (vii) certain senior secured notes (senior secured notes) on September 11, 2014, in an amount of €400,000,000, secured by the Guarantors de los Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 4.750% and with an expiration date of January 11, 2022, (viii) certain senior secured notes (senior secured notes) on March 5, 2015, in an amount of US$750,000,000, secured by the

Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 6.125% and with an expiration date of May 5, 2025, and (ix) certain senior secured notes (senior secured notes) on March 5, 2015, in an amount of €550,000,000, secured by the Guarantors of the Cemex SAB Bonds, which are secured under the terms of the present Agreement, with a yield of 4.375% and with an expiration date of March 5, 2023 (the securities described in points (i) to (ix) above, jointly, the “Cemex SAB Bonds”). Enclosed with the present Agreement, as Appendix G, is a copy of the instruments documenting the Cemex SAB Bonds.

X. WHEREAS, Cemex Finance LLC issued (i) certain senior secured notes (senior secured notes) in an amount of US$1,500,000,000 on October 12, 2012, secured by Cemex SAB, Cemex México, Cemex España, Cemex Concretos, Tolteca, Cemex Corp., NSH, CEMEX Research Group, CEMEX Shipping, CEMEX Asia, CEMEX France Gestion, CEMEX UK, CEMEX Egyptian Investments and CEMEX Egyptian Investments II (jointly, the “Guarantors of the CEMEX Finance Bonds”), which are secured under the terms of the present Agreement, with a yield of 9.375% and an expiration date of October 12, 2022, (ii) certain senior secured notes (senior secured notes) in an amount of €400,000,000 on April 1, 2014, secured by the Guarantors CEMEX Finance Bonds, which are secured under the terms of the present Agreement, with a yield of 5.250% and an expiration date of April 1, 2021, and (iii) certain senior secured notes (senior secured notes) in an amount of US$1,000,000,000 on April 1, 2014, secured by the Guarantors of the CEMEX Finance Bonds, which are secured under the terms of the present Agreement, with a yield of 6.00% and an expiration date of April 1, 2024, (the secured notes described in points (i), (ii) and (iii) above, jointly, the “Cemex Finance Bonds”). Enclosed with the present Agreement as Appendix H is a copy of the instruments documenting the Cemex Finance Bonds.

XI. WHEREAS, Cemex España, via its branch in Luxembourg, issued (i) certain senior secured notes (senior secured notes), in an amount of €179,219,000 on March 28, 2012, secured by each one of Cemex SAB, Cemex México, Cemex Finance, NSH, CEMEX Asia B.V., CEMEX Concretos, CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group, CEMEX Shipping, CEMEX UK, Tolteca, CEMEX Egyptian Investments and CEMEX Egyptian Investments II (jointly, the “Guarantors of the CEMEX España Bonds”), which are secured under the terms of the present Agreement, with a yield of 9.875% and with an expiration date of April 30, 2019, and (ii) certain senior secured notes (senior secured notes) in an amount of US$703,861,000 on March 28, 2012, secured by the Guarantors of the CEMEX España Bonds, which are secured under the terms of the present Agreement, with a yield of 9.875% and with an expiration date of April 30, 2019 (the securities described in points (i) and (ii) above, jointly, the “Cemex España Bonds”). Enclosed with the present Agreement as Appendix I is a copy of the instruments documenting the Cemex España Bonds.

XII. WHEREAS, Cemex SAB or any of its subsidiaries (the “Additional Obligors”) may periodically issue secured notes, stock exchange certificates (in accordance with the schedules approved on that date or in the future), bonds or other debt instruments, or convertible or exchangeable securities, or via the contracting of debt under credit agreements, the resources of which are applied to the refinancing of (i) the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, the Cemex España Bonds or any Refinanced Debt, that are equitably and proportionately secured with respect to other Obligor debt in accordance with the terms of the Facilities Agreement, or (ii) any debt of Cemex SAB or of the other Obligors under the terms of the

Facilities Agreement, that are issued or, as necessary, result from loans, after the date of the Facilities Agreement by the Additional Obligors, and which are permitted to be issued or, as applicable, result from loans under the Facilities Agreement (that loan, together with the Refinanced Debt described in Recital IV, shall be jointly referred to as “Refinanced Debt”).

XIII. WHEREAS, it is the intention of the Trustors to constitute and maintain a lien in the first place and rank, under the present Agreement, with respect to those shares held in trust described in the present Agreement, in an equitable and proportional manner, in favor of (i) the Original Lenders, acting by means of the Beneficiary, and the Beneficiary, (ii) any financial institution appointed as an accordion lender (Accordion Lender) (as that term is defined in the Facilities Agreement) in accordance with the Facilities Agreement and that complies with the requirements set forth in Section 2.2 of the Facilities Agreement, acting by means of the Beneficiary, (iii) the Agent, (iv) the holders of the Stock Exchange Certificates, acting by means of the common representative of the Stock Exchange Certificates, (v) the holders of the Perpetual Securities, acting by means of the corresponding trustee, (vi) the holders of the Cemex SAB Bonds, acting by means of the corresponding trustee, (vii) the holders of the Cemex Finance Bonds, acting by means of the corresponding trustee, (viii) the holders of the Cemex España Bonds, acting by means of the corresponding trustee, and (ix) the holders or lenders of any Refinanced Debt, acting by means of the corresponding common representative, trustee, Agent or lender (jointly, the parties mentioned in points (i) to (ix) above, and any heir, successor or assign, the “Secured Parties”), in accordance with the terms agreed in the present Agreement and the Interlender Agreement, in order to guarantee the exact and timely payment of all of each of the amounts payable by Cemex SAB and the other Obligors, under the corresponding Applicable Facilities Agreement and any Refinanced Debt; Cemex SAB, Cemex México and Tolteca, under the Stock Exchange Certificates; Cemex SAB, NSHFV, Cemex México and NSH under the Perpetual Securities; Cemex SAB and the Guarantors of the Cemex SAB Bonds under the Cemex SAB Bonds; Cemex Finance and the Guarantors of the Cemex Finance Bonds under the Cemex Finance Bonds; Cemex España and the Guarantors of the Cemex España Bonds under the Cemex España Bonds, and any Additional Obligor under any Refinanced Debt (the “Obligations”).

THEREFORE, taking the foregoing Recitals into consideration, the parties by means of these presents represent and agree to the following:

REPRESENTATIONS

I. Each one of the Trustors represents, in its own right and on this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of its place of incorporation, empowered to formalize this Agreement and to comply with its obligations under the latter;

(b) it is the owner of the shares stated in Appendix J, which represent the stock capital of the corresponding Issuer, which have been encumbered in trust on today’s date (jointly, the “Initial Shares”);

(c) it desires, under the terms of the present Agreement, to encumber its respective Initial Shares in trust in favor of the Secured Parties, in order to guarantee the exact and timely compliance with all of the Secured Obligations (as defined below);

(d) its respective Initial Shares have been duly issued by the corresponding Issuer, have been legally obtained, are totally paid in, and are free of any lien, guarantee, right of option or any other restriction of ownership or right of first refusal, except as agreed under the present Agreement;

(e) the present Agreement constitutes a valid and enforceable obligation against it under the terms of the present Agreement, and is sufficient to transfer ownership of the Initial Shares in favor of the Trustee under the terms of the present Agreement;

(f) it has obtained all of the internal authorizations necessary to formalize and comply with the present Agreement, including but not limited to any necessary authorizations from its shareholders or from its board of directors, as applicable;

(g) its representatives have sufficient powers to formalize the present Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized documents and other instruments accrediting those faculties and powers, which are in the possession of the parties;

(h) it does not require the consent or authorization of any third party, including any government authority, to formalize or comply with the present Agreement, except that, in the case of forcible execution of the present Agreement, the acquirer or acquirers of any of the Initial Shares may request the authorization of the Comisión Federal de Competencia Económica [Federal Antitrust Commission] and of the Comisión Nacional de Inversiones Extranjeras [National Foreign Investment Commission] to that effect;

(i) the formalization of and compliance with the present Agreement does not contravene nor is in noncompliance or breach of any applicable law, rule or regulation whatsoever, or of any agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation papers currently in force;

(j) it has neither filed nor has any knowledge that any bankruptcy, insolvency or similar proceedings have been filed against it under the applicable legislation;

(k) it has neither filed nor has any knowledge that it is party to or that it has been notified of, or that it intends to file, any action or proceeding whatsoever before any court, government authority or arbitrator of any type (in Mexico or abroad), that could have a significant adverse effect on the financial position or the business of the Trustor, on the rights of the Trustor with respect to the Initial Shares, or the validity, effectiveness or enforceability of this Agreement, except as indicated in the Facilities Agreement and the appendices thereto;

(l) it undertakes to provide the Trustee with any information required by the latter in order to comply with the provisions set forth in Article 115 of the Law of Credit Institutions and the other regulatory provisions and internal policies of the Trustee;

(m) by means of the present Agreement, it explicitly recognizes the existence of the Secured Parties and their representatives, together with the legal capacity of the Beneficiary to act on its own behalf and for the benefit of the Secured Parties (under the terms of the Interlender Agreement), as well as to exercise any of the rights arising from the present Agreement.

II. Each one of the Issuers represents, in its own right and on this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of Mexico, empowered to formalize this Agreement and to comply with its obligations under the latter;

(b) the Initial Shares have been duly issued by the corresponding Issuer, are totally paid in, and are free of any lien, guarantee, right of option or any other restriction of ownership or right of first refusal, except as agreed under the present Agreement;

(c) the present Agreement constitutes a valid and enforceable obligation against it under the terms of the present Agreement;

(d) it has obtained all of the internal authorizations necessary to formalize and comply with the present Agreement;

(e) its representatives have sufficient powers to formalize the present Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, and which are in the possession of the parties;

(f) it does not require the consent or authorization of any third party, including any government authority, to formalize or comply with the present Agreement, except that, in the case of forcible execution of the present Agreement, the acquirer or acquirers of any of the Initial Shares, may request the authorization of the Federal Antitrust Commission and of the National Foreign Investment Commission to that effect;

(g) the formalization of and compliance with the present Agreement does not contravene nor is in noncompliance or breach of any applicable law, rule or regulation whatsoever, or of any agreement of whatever type, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation papers currently in force;

(h) it has neither filed nor has any knowledge that it is party to or that it has been notified of, or that it intends to file, any action or proceeding whatsoever before any court, government authority or arbitrator of any type (in Mexico or abroad), that could have a significant adverse effect on the financial position or the business of the Issuer, on the rights of the Trustor with respect to the Initial Shares, or the validity, effectiveness or enforceability of this Agreement, except as indicated in the Facilities Agreement and the appendices thereto.

III. The Trustee represents on this date that:

(a) it is a full-service bank duly incorporated and existing pursuant to the laws of Mexico, empowered to formalize this Agreement and to comply with its obligations under the latter;

(b) the present Agreement constitutes a valid and enforceable obligation against it under the terms of the present Agreement;

(c) it has obtained all of the internal authorizations necessary to formalize and comply with the present Agreement;

(d) its trust delegates have sufficient powers to formalize the present Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized documents appended to the present Agreement as Appendix K;

(e) it does not require the consent or authorization of any third party, including any government authority, to formalize or comply with the present Agreement, except that, in the case of forcible execution of the present Agreement, the acquirer or acquirers of any of the Initial Shares, may request the authorization of the Federal Antitrust Commission and of the National Foreign Investment Commission to that effect;

(f) the formalization of and compliance with the present Agreement does not contravene nor is in noncompliance or breach of any applicable law, rule or regulation whatsoever, or of any agreement of whatever type, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation papers currently in force;

(g) it agrees to act as trustor under the present Agreement;

(h) it has unambiguously informed the Parties of the content of point b) of section XIX of Article 106 of the Law of Credit Institutions and the applicable text in Circular 1/2005 together with the amendments to that Circular issued by the Banco de México, with respect to the prohibitions restricting it pursuant to the law and the provisions currently in force, the relevant content of which is reproduced in Clause Nine of the present Agreement.

IV. The Beneficiary represents on this date that:

(a) it is a private limited company duly incorporated and existing under the laws of England and Wales, empowered to formalize this Agreement and to comply with its obligations under the latter;

(b) its representatives have sufficient powers to formalize the present Agreement and place it under obligation under the terms of the latter, which powers have not been limited, amended or annulled in any form whatsoever, as recorded in the notarized and other documents appended to the present Agreement as Appendix L;

(c) it does not require the consent or authorization of any third party, including any government authority, to formalize or comply with the present Agreement, except that, in the case of forcible execution of the present Agreement, the acquirer or acquirers of any of the Initial Shares may request the authorization of the Federal Antitrust Commission and of the National Foreign Investment Commission to that effect;

(d) it formalizes the present Agreement in its own right and on behalf and for the benefit of the Original Lenders and, if applicable, the Refinancing Lenders (and their heirs, successors and assigns) and the other Secured Parties, under the terms of the Facilities Agreement and the Interlender Agreement in accordance with the instructions received from the Agent;

V. The Trustors, the Issuers and the Beneficiary represent, each of them in and of itself and without any responsibility whatsoever with respect to the representations of the other parties, on this date that:

(a) prior to the signing of the present Agreement, the Trustee suggested that it hire the professional of its choice to advise it with respect to the scope and legal and tax consequences arising from the present Agreement, acknowledging that the Trustee is not responsible for such matters;

(b) they acknowledge that the Trustee is not party to the Facilities Agreement, nor of the Interlender Agreement, or of any related documentation, nor of any other agreement or document that is related with the foregoing or with the present Agreement and to which the Trustee is not party, and, consequently the terms of the latter do not place the Trustee under obligation, except to the extent of the instructions it receives under of the present Agreement, nor is it under any obligation whatsoever to interpret these or verify them;

(c) they acknowledge that the Trustee is not responsible in any way whatsoever with respect to the veracity, legitimacy or legality of the agreements referred to in the Recitals to the present Agreement; and

(d) the Trustee forms part of the Banamex Financial Group and has informed them that it is part of Citigroup; the Trustee has also informed them that it has relations with various entities and their affiliates or subsidiaries that form part of the latter, in consequence of which they acknowledge that conflicts of interest could arise in complying with the purposes of the Agreement.

BY VIRTUE OF THE FOREGOING, the parties to the present Agreement agree to the following:

CLAUSES

ONE. Constitution of the Trust; Subsequent Encumbrances. (a) Each one of the Trustors constitutes this irrevocable security trust with the Trustee, which is identified by number F/111517-9, via the assignment to the Trustee of ownership of the Initial Shares, which shall be subject to the terms of this Agreement until the Termination Date (as defined below) or as provided in this Agreement, as a guarantee of due, total and timely compliance with (i) each and every one of the current and future obligations that may at any time be payable, owed or incurred by Cemex SAB, any of its Subsidiaries and the other Obligors with any of the Secured Parties under the corresponding Applicable Facilities Agreement for the Interlender Agreement, including the Obligations, (ii) each and every one of the amounts payable by the Trustors under this Agreement, and (iii) all of the commissions, costs and expenses, incurred, paid or disbursed by the Beneficiary, the Secured Parties or their respective representatives, if applicable, in exercising the rights pertaining to them under the present Agreement (jointly, (i), (ii) and (iii), the “Secured Obligations”). The Trustee hereby acquires and receives the Initial Shares, duly endorsed in its favor, and the signing of this Agreement constitutes proof of receipt of the Initial Shares by the Trustee.

(b) Each one of the Trustors hereby agrees to transfer to the Trustee, or ensure that any third party under the direct or indirect control of Cemex SAB, transfers to the Trustee any additional shares issued by any Issuer that any of the Trustors or the aforementioned third party controlled by Cemex SAB may acquire, in any manner, via subscription and payment or by any other means (the “Additional Shares”), within five (5) working days of the date on which that additional share has been acquired, which transfer shall be carried out in accordance with the procedure agreed in this Clause One. For the purposes of this Agreement, the term “working day” refers to any day other than a Saturday or Sunday during which full-service banking institutions are authorized to open and carry out operations with the public in Mexico, in accordance with the calendar periodically announced and updated by the Comisión Nacional Bancaria and de Valores [National Banking and Securities Commission].

(c) The representations made by each one of the Trustors contained in the present Agreement shall be held as being repeated, mutatis mutandis, by the corresponding Trustor or by a third party on each of the dates on which that Trustor or any third party encumbers Additional Shares in trust under the terms of this Agreement, with respect to the aforementioned Additional Shares.

(d) The transfer of ownership of the Initial Shares of which each Trustor is owner to the Trustee, under the present Agreement, shall be carried out as follows:

(1)	each one of the Trustors shall encumber the Initial Shares in trust under the present Agreement via (i) submission to the Trustee of each one of its certificates or instruments representing those Initial Shares, ownership of which shall be duly endorsed in favor of the Trustee, and (ii) the entering by the secretary to the board of directors of the Issuer in question of the corresponding annotation in the Stock Ledger of that Issuer, stating that the Initial Shares have been encumbered in trust to the Trustee under the present Agreement, and the delivery of a certificate by the secretary to the board of directors of the aforementioned Issuer recording the above and issued in favor of the Trustee for the benefit of the Secured Parties; and

(2)	each one of the Trustors shall transfer to the Trustee, and agrees to ensure that any applicable third-party transfers to the Trustee, under this Agreement (and in particular this Clause One), any Additional Shares that any of them may acquire.

(e) The Trustee hereby acknowledges having received at its entire satisfaction the certificates or instruments representing the Initial Shares, in the form agreed in Clause One (d)(1) above, and undertakes to hold the Initial Shares in trust, under the terms of this Agreement, as part of, and jointly with, the Assets Held in Trust (as defined below), for the benefit of the Beneficiary and the Secured Parties, to guarantee compliance of the Secured Obligations and, in the event that the Termination Date occurs, should the Assets Held in Trust exist and be held on that Termination Date, for the benefit of and in reversion to the corresponding Trustor, under the terms and conditions of the present Agreement and following the instructions of the aforementioned Trustor, and at the expense of the aforementioned Trustor.

(f) With respect to any Initial Shares or Additional Shares transferred to the Trustee under this Agreement, the Trustor or the third party transferring the Initial Shares or the corresponding Additional Shares, shall be responsible for (i) payment of compensation in the case of eviction, and (ii) hidden defects.

(g) For all applicable effects and without any liability of any type whatsoever to the Trustee, the Beneficiary or any of the Secured Parties, each one of the Trustors places on record that, in its capacity as beneficiary in second place under the present Agreement, (i) the aforementioned Trustor reserves the right of reversion, in the event that the Termination Date occurs, to the extent to which the Assets Held in Trust exist on that date, with respect to the Initial Shares or the Additional Shares for the purposes of the applicable tax regulations, and (ii) that the transfer and delivery of the Initial Shares or the Additional Shares to the Trustee does not involve liability for any income tax whatsoever resulting from the disposal of the Initial Shares and any of the Additional Shares provided for in the present Agreement, pursuant to the provisions set forth in Article 14 of the Código Fiscal de la Federación [Tax Code of the Federation], due to the corresponding Trustor having the right of reversion over the Initial Shares for the Additional Shares (so long as they exist as part of the Assets Held in Trust), once the Termination Date has occurred. Each Trustor agrees, for the benefit of the Secured Parties and with the knowledge of the Trustee, that the provisions set forth in this Clause do not contravene the irrevocability referred to in Clause Fourteen of the present Agreement.

(h) Within ten (10) working days of the signing date this Agreement, as necessary, Cemex SAB agrees to notify the common representative of the Stock Exchange Certificates, the trustee acting on behalf of the holders of the Perpetual Securities, the trustee acting on behalf of the holders of the Cemex SAB Bonds, the trustee acting on behalf of the holders of the Cemex Finance Bonds and the trustee acting on behalf of the holders of the Cemex España Bonds, of the Constitution of the trust under this Agreement and the rights arising from the latter in favor of the holders of the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds and the Cemex España Bonds.

TWO. Parties to this Agreement. (a) The following are parties to this Agreement:

Trustors and beneficiaries in second place:	Cemex SAB, Tolteca, Impra Café, Interamerican, Cemex México and Cemex Transactions, as well as any third party encumbering the Additional Shares held in trust, under the terms of the present Agreement;

Trustee:	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division;

Beneficiary:	Wilmington Trust (London) Limited, in its own right and acting for and on behalf and for the benefit of the Secured Parties under the terms set forth in the Interlender Agreement, on the understanding that none of the Secured Parties other than the Beneficiary, which acts for and on behalf of the Original Lenders and, in accordance with the provisions set forth in the Interlender Agreement, of the Refinancing Lenders, shall have the right to enforce any of the rights arising from the present Agreement, but shall have the right to receive a pro rata share of the proceeds of any enforceable execution at the time the Beneficiary exercises its rights as set forth in this Agreement in accordance with the terms of the Interlender Agreement.

(b) The Trustors have the status of beneficiaries in second place and each one of them shall have the right on the Termination Date to all or part of the Assets Held in Trust that, if applicable exist on the Termination Date.

(c) Should the Beneficiary deem it convenient or necessary, or be required to do so under the terms of the Interlender Agreement, the Beneficiary may request or obtain instructions from the Secured Parties to carry out or exercise any right provided in this Agreement under Clause Twenty-One.

(d) The heirs, successors and/or parties replacing the Trustee, any Trustor, the Beneficiary, the Original Lenders, the Refinancing Lenders, if applicable, or any of the Secured Parties, if applicable, under the terms of this Agreement and the Facilities Agreement, the Interlender Agreement, the Refinanced Debt, the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, the Cemex España Bonds and any Additional Debt, shall be regarded as the “Trustee”, a “Trustor”, the “Beneficiary”, the “Original Lenders”, the “Refinancing Lenders” and the “Secured Parties”, respectively, for the purposes of this Agreement.

(e) Via the formalization of this Agreement, the Trustee (i) undertakes to comply faithfully and loyally with its obligations as a trustee under the present Agreement and pursuant to applicable legislation, (ii) acknowledges and accepts ownership of and entitlement to the Initial Shares and, if applicable, to the Additional Shares, in order to comply with the purposes of the trust constituted under the present Agreement, and (iii) shall be regarded as having submitted a receipt to the Trustors with respect to the Initial Shares, which shall act as an inventory of the Assets Held in Trust, pursuant to the provisions set forth in Regulation 5.1 of Circular 1/2005 and its periodic amendments issued by the Banco de México (the “Circular 1/2005”).

THREE. Purposes of this Trust . The purposes of the trust constituted by means of this Agreement and the obligations of the Trustee are as follows:

(a) in order that the Trustee receives ownership of and keeps the Assets Held in Trust as security during the period that this Agreement is in effect, as set forth in this Agreement and in accordance with the corresponding Applicable Facilities Agreement and the Interlender Agreement, until the occurrence of either (i) the total and definitive fulfillment of the obligations vis-à-vis the Original Lenders and/or the Refinancing Lenders under the Lenders’ Agreement and to the satisfaction of the Agent (acting in a reasonable manner), (ii) the execution of the Assets Held in Trust, as set forth in the Interlender Agreement, on the working day following the date on which (1) the Consolidated Leverage Ratio (Consolidated Leverage Ratio) of the two (2) most recently concluded Reference Periods (Reference Periods) with respect to which a Compliance Certificate (Compliance Certificate) has been submitted under the corresponding Applicable Facilities Agreement (as each one of those terms with initial capital letters is defined in the Facilities Agreement) is not in excess of 3.75 to 1, and (2) no Default (Default) (as that term in initial capital letters is defined in the Facilities Agreement) is ongoing, to the extent that it is owed via a certificate issued by Cemex SAB together with the most recent Compliance Certificate (Compliance Certificate) described in point (1) above, or (iii) any termination event permitted under Clause Fourteen of this Agreement has occurred (the earliest of those dates, the “Termination Date”), as notified to it in writing to the Trustee by the Beneficiary that any of the events described in points (i), (ii) and (iii) above have occurred;

(b) in order that the Assets Held in Trust guarantee the Secured Obligations and, as agreed to in this Agreement, so that the Trustee may, in the event of an Enforcement Event (Enforcement Event, as defined in the Interlender Agreement; hereinafter an “Enforcement Event”) occurring, dispose of the Assets Held in Trust, and the funds resulting from that disposal are applied to payment of the Secured Obligations, under the terms of this Agreement and of the Interlender Agreement, including for the payment of the entirety of the Obligations;

(c) in order that the Trustee may revert the remainder of the Assets Held in Trust, as applicable, to the Trustors under this Agreement, immediately after the Termination Date, via the transfer of the corresponding Initial Shares or the Additional Shares, as applicable, in accordance with the instructions and charged to the respective Trustor, including via the endorsement of ownership and delivery of those certificates that are necessary;

(d) in order that the Trustee may keep the Assets Held in Trust, exercise or permit the exercise of the rights corresponding to the latter under Clause Five, and take the steps necessary to protect the latter, as a good paterfamilias would do with respect to the latter, on the understanding that, should it have any doubt as to the steps to be taken, it must request instructions from the Trustors and the Beneficiary, or any of the Trustors or the Beneficiary, as applicable, in accordance with this Agreement (and, in particular, Clause Eight of the present Agreement) or, should an Enforcement Event occur, solely from the Beneficiary (except in the case of an emergency, in which event the Trustee shall act as a good paterfamilias would do, exercising its best judgment and without liability to the Trustee, except in cases of fraud, negligence or bad faith);

(e) in order that, in the event that the Assets Held in Trust or a portion of the latter be represented in cash, the Trustee shall invest it in Treasury Notes of the Federation (or, should these not be available, in any other instrument issued by the Mexican government), either directly in a primary offering or on the secondary market or, if so instructed by the Trustors and the Beneficiary, in other securities, but at all events pursuant to legal or administrative provisions governing the investment of funds in trusts (including Circular 1/2005), should an Enforcement Event occur, in any instrument specifying the Beneficiary and, once the Termination Date has occurred, in any instrument instructed by the Trustors (to the extent to which any part of the Assets Held in Trust are held on that date), on the understanding that (i) the Trustee is authorized for the foregoing purposes to open bank or investment accounts and to carry out all those acts and formalize those agreements that are necessary, in accordance with the instructions from the Trustors and the Beneficiary, and (ii) should any dividends or other distributions be received by the Trustee under Clause Five (b) of the present Agreement, and the Trustors (and not the Beneficiary) have the right to receive those dividends or distributions as agreed to in the present Agreement, then the Trustee may invest or deliver the amounts received as dividends or distributions solely as instructed by the Trustors;

(f) in order that the Trustee may formalize the agreements and instruments that are necessary, and take those steps that may be necessary to constitute, maintain and manage the trust constituted under the present Agreement and manage Assets Held in Trust, as instructed by the Beneficiary or, where explicitly agreed to, by the Trustors;

(g) in order that the Trustee may duly and promptly comply with the rest of its obligations set forth in the present Agreement;

(h) in order that the Trustee may carry out each one of the acts entrusted to it under the terms of this Agreement (including but not limited to the signing of any instruments, the formalization of any legal act or the receipt or granting of powers of attorney or commercial orders) under this Clause Three or any other Clause of this Agreement, or that are imposed on it pursuant to applicable legislation.

FOUR. Assets Held in Trust. (a) The assets held in trust (jointly, the “Assets Held in Trust”) shall include the following:

(1) the Initial Shares transferred by each Trustor, as agreed in Clause One of this Agreement;

(2) any Additional Shares or other assets, if applicable, that the Trustors or any third party directly or indirectly controlled by Cemex SAB, give in trust under this Agreement;

(3) any additional rights relating to the Initial Shares and any other assets encumbered in trust under the present Agreement;

(4) except for dividends or other distributions to which the Trustors have a right under Clause Five (b) of the present Agreement, any yields, distributions or funds of any type resulting from or relating to the Initial Shares, the Additional Shares or any assets encumbered in trust under the present Agreement;

(5) any instruments or securities of any type acquired with the Assets Held in Trust and the yields or funds resulting from the aforementioned Assets Held in Trust;

(6) any certificates or instruments that for any reason replace the Initial Shares or the Additional Shares;

(7) the rights corresponding to the Initial Shares, any Additional Shares and any assets encumbered in trust under the present Agreement, in accordance with and subject to the restrictions set forth in Clause Five of this Agreement, and

(8) any other assets (including rights) that for any reason or as a result of any legal circumstance come to form part of the Assets Held in Trust.

(b) The parties agree that the Assets Held in Trust are being transferred to the Trustee solely to comply with the provisions set forth in the present Agreement, including the provisions in Clause Three.

(c) The parties, other than the Trustee, agree that the Trustee assumes no liability or obligation, whether explicit or implicit, whatsoever with respect to the origin, authenticity, ownership or legitimacy of the Assets Held in Trust.

FIVE. Certain Rights and Obligations of the Trustors. The parties hereby acknowledge that, so long as no Enforcement Event occurs, the Trustors shall retain their voting rights and the rights to the dividends and other cash distributions made with respect to the Initial Shares and the Additional Shares, under the terms agreed in paragraphs (a) and (b) below.

(a)

Right to Vote and of Subscription. (1) The parties agree that, so long as no Enforcement Event occurs, each one of the Trustors shall have (i) the right to issue instructions in writing to the Trustee with respect to the manner in which the rights to vote of the Initial Shares and the

Additional Shares should be exercised under this Clause Five, and the Trustee must exercise the right to vote with respect to the Initial Shares and the Additional Shares under those instructions, or (ii) the right to demand that the Trustee issue powers of attorney authorizing the exercise of the rights to vote with respect to any of the Initial Shares or the Additional Shares, except once an Enforcement Event has occurred, in which case each one of the Trustors hereby agrees that the voting rights corresponding to the Initial Shares and to the Additional Shares shall be exercised by the Trustee, as instructed by the Beneficiary.

(2)	Should any Trustor exercise the right contained in paragraph (a)(1)(ii) above in order to permit exercise by the Trustor in question of the rights to vote corresponding to the Initial Shares or to the Additional Shares, the Trustee shall provide that Trustor with any certificates, powers of attorney or documents that the latter may reasonably request of it in writing and under the terms in which they have been requested, so long as (i) the aforementioned certificates, powers of attorney or documents are requested with due notice by the aforementioned Trustor with respect to shareholders’ meetings, but at all events not less than three (3) working days before the formalization of the shareholders’ meeting in question, (ii) there is no Enforcement Event, and (iii) all of the corresponding expenses are covered by the respective Trustor, on the understanding that the Trustor in favor of which any of those powers of attorney have been granted must provide the Trustee with a written report with respect to the exercise of the corresponding voting rights no later than the third working day following the date on which the corresponding shareholders’ meeting is held.

(3)	With respect to the exercise of the voting rights corresponding to the Initial Shares or to the Additional Shares, as permitted under (a)(1)(ii) above, each one of the Trustors hereby agrees that it may not exercise, nor shall allow any third party under the direct or indirect control of Cemex SAB to exercise, those voting rights in any way whatsoever (i) that runs counter to the provisions agreed in the corresponding Applicable Facilities Agreement or the Interlender Agreement, or (ii) that is to the detriment of, or that could in any way affect, the rights of the Beneficiary or of the Secured Parties agreed to in the present Agreement, in the corresponding Applicable Facilities Agreement or in the Interlender Agreement.

(4)

In those cases in which the Trustee, as holder of the Initial Shares or the Additional Shares under the present Agreement, has the right to exercise preferential subscription rights in connection with the Initial Shares or the Additional Shares, with respect to new shares issued by it or which any of the Issuers intends to issue, the Trustee shall exercise those rights so long as (i) it has received sufficient written instructions from the corresponding Trustor (having the right to the shares in question, in the event of reversion under the present Agreement) at least three (3) working days prior to the date on which the period expires for exercising the aforementioned subscription right (and the Trustee must exercise those rights in accordance with those instructions), and (ii) the respective Trustor has provided the Trustee with the necessary immediately available funds, should funds be necessary for the exercise of the rights, at least two (2) working days prior to that date. Failure by the respective Trustor to provide written instructions or failure by the latter to make timely provision of funds shall release the Trustee from any liability with respect to the Trustor in question. The parties agree that any Additional Shares acquired by the Trustee under this paragraph (a)(4), shall be subject to the trust constituted under this Agreement and shall be regarded as Additional Shares for the purposes of this Agreement.

(b)	Distributions. (1) The parties agree that, unless an Enforcement Event occurred, each one of the Trustors shall have the right to receive from the Trustee any dividend or cash distribution payable by the corresponding Issuer with respect to the Initial Shares or to the Additional Shares, and the Trustee shall be obliged to remit it to the corresponding Trustor once it has been received; should an Enforcement Event occur, the cash corresponding to each dividend or distribution shall be encumbered in the trust as part of the Assets Held in Trust, subject to the terms of the present Agreement.

(2)	All of the dividends or distributions in kind received with respect to the Initial Shares and the Additional Shares (either in Additional Shares or in any other manner), shall form part of the Assets Held in Trust and shall be subject to the terms of this Agreement.

(c) Formalization. Each one of the parties to this Agreement agrees that, no later than the fifth working day following the signing date of this Agreement, each one of the parties shall appear before the notary public or commercial broker selected by the Trustee, to rectify the signatures of the parties to this Agreement.

SIX. Certain Obligations of the Trustors. Until the Termination Date, and except where explicitly authorized in writing by the Beneficiary, each one of the Trustors undertakes:

(a)	to immediately inform the Beneficiary and the Trustee of any circumstance that affects or could reasonably be deemed as having the potential to adversely and significantly affect the Assets Held in Trust, this Agreement or the obligations arising therefrom;

(b)	to sign and deliver all necessary documents and instruments, and to carry out any other action that, in the reasonable judgment of the Trustee or of the Beneficiary, is necessary to carry out and protect the transfer of ownership resulting from the present Agreement and to permit the Trustee and the Beneficiary, as applicable, to exercise their rights under the terms of the present Agreement;

(c)	to refrain from constituting or permitting the existence of any lien or restriction of ownership with respect to the Assets Held in Trust; and

(d)	to immediately transfer to the Trustee in trust any Additional Shares as may periodically be acquired by it under the terms of this Agreement and, in particular, Clause One.

SEVEN. Enforcement Procedure in an Enforcement Event.

(a) Disposal of the Shares. Should an Enforcement Event occur, and so long as the requirements agreed to in the Interlender Agreement have been met, the Beneficiary shall have the right to order the Trustee to begin a process relating to the extrajudicial sale of the Initial Shares and the Additional Shares (as well as any assets forming part of the Assets Held in Trust that may be disposed of), under the following procedure agreed to by the Trustors and the Beneficiary based on Article 83 of the Law of Credit Institutions and on Article 403 of the Ley General de Títulos y Operaciones de Crédito [General Law of Credit Instruments and Transactions]:

(1)	should the Trustee receive a sale order from the Beneficiary (a copy of which must be submitted to the Representative appointed by the Trustors pursuant to the present Agreement), under the terms of the sale order form enclosed with this Agreement as Appendix M (hereinafter, the “Sale Order”), under which the Beneficiary requests the Trustee to proceed to sell the Initial Shares, the Additional Shares and any other assets forming part of the Assets Held in Trust, in order that the Secured Obligations may be met following the occurrence of an Enforcement Event, with the Trustee proceeding to dispose of the Assets Held in Trust as provided below. The Sale Order must be accompanied by a copy of this Agreement certified by a notary public or commercial broker, must include a description of the existence of the Enforcement Event, and the enforceable and payable amount owed in favor of the Secured Parties, or an assessment that the Trustors have not complied with their respective payment obligations under this Agreement;

(2)	the Trustee shall provide written notification of the Sale Order to the representative of the Trustors, as instructed by the Beneficiary, at the domicile in Mexico stipulated in this Agreement, personally, on working days and during working hours, via any of its officers or via a notary public or commercial broker, no later than three (3) working days following receipt of the Sale Order;

(3)	the Trustors shall have a period of ten (10) working days from the date on which they received the written notification from the Trustee referred to in paragraph (a)(2) above, to oppose the sale of the Assets Held in Trust in the manner indicated in paragraph (4) below;

(4)	the Trustors may only oppose that sale if they exhibit to the Trustee a payment receipt issued and duly signed by the Beneficiary with respect to the obligations of the Obligors under the Applicable Facilities Agreement with the Original Lenders or the Refinancing Lenders, as applicable, always respect to the payment of the obligations of the Trustors under the present Agreement, on the understanding that the Trustee may request written confirmation from the Beneficiary as to whether those obligations have indeed been complied with;

(5)	should the Trustors fail to accredit compliance with their obligations arising from the corresponding Applicable Facilities Agreement or the present document, as applicable, under paragraph (a)(4) above, the Trustee, acting in accordance with the instructions issued in writing by the Beneficiary, may immediately proceed to sell the Assets Held in Trust in accordance with the provisions set forth in this Clause;

(6)	the Beneficiary may at any time via notice in writing sent to the Trustee, instruct the Trustee to totally or partially suspend the extrajudicial sale procedure initiated in accordance with the provisions set forth in this Clause Seven on the date and at the time that the Trustee receives that instruction, on the understanding that said suspension shall cease to have total or partial effect from the date and time at which the Trustee receives an instruction in writing from the Beneficiary in which the Trustee is requested to totally or partially continue with the extrajudicial sale procedure of the Assets Held in Trust;

(7)

the sale will be made by the Trustee by auction held in the location selected by the latter. The Trustee, with the assistance of the Advisor (as defined below), will conduct research on potential bidders, and will invite those potential bidders to participate in the auction, whether or not they have been identified in the research. To the extent to which the Beneficiary considers it necessary, the Advisor shall be responsible for preparing and distributing, or see to the preparation and distribution by a third party, as instructed by the Beneficiary, at the Trustors’ expense and as soon as is reasonably possible, a memorandum of confidential information (the “Memorandum of Information”) to be submitted to those potential bidders that have expressed an interest in acquiring the Assets Held in Trust. The Memorandum of Information

shall, among other things, contain a description of the Issuers’ business, and an analysis of the Issuers’ financial statements along with the operating profits (including the audited financial statements of each of the Issuers with respect to the three (3) latest financial years, in the event these are available). The Memorandum of Information or any other necessary document shall inform the potential bidders of the amount that each of them must submit via a certificate of deposit or bankers check issued in favor of the Trustee as a bid bond should those potential bidders opt to participate in the aforementioned auction;

(8)	each one of the Trustors and the Issuers agree to prepare and submit such information relating to the Issuers (whether legal, financial or of any other type) to the Trustee, Advisor and the Beneficiary as may reasonably be requested by the Advisor or the Beneficiary, that is necessary or appropriate for preparing the Memorandum of Information or for the purposes of this Agreement and any other documentation relating to the Issuers (whether legal, financial or of any other type), that the Advisor or the Beneficiary reasonably believes a potential bidder could require in order to make an informed offer;

(9)	once the Trustee has distributed the Memorandum of Information to the potential bidders, if necessary, or after the Trustee has distributed any information deemed necessary to the potential bidders, the Trustee must inform those bidders as to the place, date and time at which the auction will be held (the “Auction Notification”), the date of which shall not be more than thirty (30) days after the date on which the Memorandum of Information or other information is distributed to all of the potential bidders, which date shall under no circumstances exceed forty-five (45) days from the date on which the Memorandum of Information or other information was submitted to the first potential bidder;

(10)	the participating bidders must submit their offers to the Trustee in writing and in a closed and sealed envelope, no later than the date and time stipulated in the Auction Notification, together with a certificate of deposit issued by a banking institution or a bankers check issued in favor of the Trustee, in the amount indicated by the Trustee (following consultation with the Beneficiary) as a bid bond;

(11)	the Trustee shall open the envelopes in the presence of a notary or commercial broker and the bidders or their representatives on the date and time of the auction; the Trustee shall have ten (10) working days from the time the envelopes have been opened to conclude the sale of the Assets Held in Trust (or longer if it did not prove possible to complete the sale of the Assets Held in Trust in that period, as a result of any event, including the lack of any necessary regulatory approval), if so required by the Beneficiary, to sell the Assets Held in Trust to the bidder that has submitted the highest offer;

(12)	the winning bidder must pay the offered price to the Trustee within the number of working days following the auction date stipulated by the Trustee, following consultation with the Beneficiary;

(13)	in the event that the bidder that submitted the highest offer fails to make payment within the stipulated period, the bond issued or the banker’s check submitted shall be in favor of the Beneficiary, which shall apply it to payment of the amounts owed with respect to the Secured Obligations, in accordance with the provisions in this Clause;

(14)	once the period referred to in the preceding paragraph has elapsed without the purchase price offered being paid, the Trustee shall provide credible notification in writing to the bidder that posted the second highest offer (within the next twenty (20) working days); if the aforementioned bidder honors its initial offer, it shall be granted a period within which to pay the acquisition price to the Trustee, if so required by the Beneficiary; should the second highest bidder fail to honor its offer, the Trustee may continue contacting the other bidders that made the best offers in descending order, observing the aforementioned procedure, unless the Beneficiary opposes it;

(15)	should it not be possible to complete the sale with any of the bidders, the Trustee, with the consent of the Beneficiary, may hold a new auction observing the procedure indicated above in order to secure the sale of the Assets Held in Trust.

(b) Application of the Funds Resulting from the Disposal. The amount obtained from the sale of the Assets Held in Trust (including the Initial Shares and the Additional Shares) shall be submitted to the Trustee, which shall apply that amount in accordance with the instructions of the Beneficiary under the Interlender Agreement, on the understanding that the following order of application shall be respected at all times:

(1)	for payment of each and every one of the taxes generated and borne by the Trustors, in connection with or as a result of the sale of the Assets Held in Trust under the terms of this Agreement, if those taxes were not paid by the corresponding Trustor;

(2)	for payment of those reasonable expenses and fees incurred in connection with the sale of the Assets Held in Trust, including but not limited to any expenses or fees collected or incurred by the Trustee or the Beneficiary in the sale of the Assets Held in Trust, should any of the fees or expenses not have been covered by the Trustors;

(3)	for payment of the Trustee’s fees, should these not have been covered by the Trustors;

(4)	for payment on a pro rata basis of all and any of the enforceable Secured Obligations pending payment, for which purpose the amounts requested by the Beneficiary must be submitted to the latter in order that the Beneficiary may apply those amounts in the order stipulated in Clause 10.1 of the Interlender Agreement; and

(5)	once the aforementioned amounts have been covered, any remaining amount shall be submitted in accordance with the instructions of the Trustors, and in the event that no such instructions exist, as ordered by any competent court.

(c) Exchange Transactions. By virtue of the fact that the Secured Obligations for which the Trustors are responsible are principally obligations denominated in United States dollars, to the extent to which it is necessary to make payment of those of the latter that are denominated in United States dollars, the amount in pesos received from the sale of the Assets Held in Trust agreed in this Clause Seven shall be converted by the Trustee, to the extent necessary and in accordance with the instructions of the Beneficiary, into United States dollars, at the most favorable exchange rate provided by Banco Nacional de México, S.A., a member of the Banamex Financial Group, or BBVA Bancomer, S.A., Full-Service Bank, BBVA Financial Group Bancomer, or any successors of the latter and, in the event that that exchange rate is not provided to the Trustee by any of the aforementioned institutions or their successors, at the exchange rate provided by the institutions selected by the Beneficiary, and the amounts so converted shall be applied by the Trustee until they have completed payment of the Secured Obligations denominated in dollars and the other items described above (in that order).

(d) Advisor. The Trustee, following agreement with the Beneficiary, shall appoint a third party (the “Advisor”) which must be a banking institution or financial advisor of acknowledged standing, to organize and coordinate the auction process in accordance with these presents and to prepare all of the necessary documentation, on the understanding that (i) the Beneficiary may, at any time, replace or remove the Advisor (should any have been appointed), with all without due cause, and (ii) there shall be no labor relationship between the Trustee and the Beneficiary.

(e) Replacement of the Advisor. Should the Advisor be unable to fulfill its responsibility as Advisor under the present Agreement for whatever reason, the parties agree that the Trustee may with the prior agreement of the Beneficiary, and only in that event, appoint a new advisor that must adhere to the terms of this Agreement and which shall from that date be regarded as the “Advisor” for the purposes of this Agreement, on the understanding that (i) that appointment should fall on an institution of acknowledged competence to carry out the aforementioned functions, and (ii) the Advisor may not cease fulfilling its responsibility under the present Agreement until a new advisor has agreed to act as such under the present terms.

(f) Fees and Expenses of the Advisor. The Trustors, jointly and severally agree to pay the Advisor’s reasonable fees.

Pursuant with the provisions set forth in Article 403 of the General Law of Credit Instruments and Transactions, each one of the Trustors explicitly consents to the extrajudicial execution procedure provided in Clause Seven, in token of which it signs below.

The Trustors:

Cemex, S.A.B. de C.V. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE
Empresas Tolteca de México, S.A. de C.V. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE	Impra Café, S.A. de C.V. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE
Interamerican Investments, Inc. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE	Cemex México, S.A. de C.V. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE
Cemex Operaciones México, S.A. de C.V. /s/ Roger Saldaña Madero By: Roger Saldaña Madero Position: LEGAL REPRESENTATIVE

EIGHT. Obligations and Limited Liability of the Trustee; Defense of the Assets Held in Trust. (a) The Trustee agrees to manage the Assets Held in Trust, comply with its obligations and exercise its rights pursuant to the provisions set forth in this Agreement and in the applicable legislation, employing the highest standards applicable to trustees under Mexican legislation, and agrees not to take any actions or omit to take any actions that result in noncompliance of the Trustee’s obligations.

(b) The parties to this Agreement hereby agree that the Trustee shall not be liable for any action or omission of the other parties with respect to the present Agreement or any third party whatsoever that could make it impossible to fulfill the purposes of this Agreement.

(c) The Secured Obligations (or other obligations applicable to the Trustee under the terms of the present Agreement) must be settled to the amount of the Assets Held in Trust. Should the Assets Held in Trust prove insufficient to satisfy the Secured Obligations, the Trustee shall have no responsibility whatsoever to make contributions under this Agreement, nor to satisfy the Secured Obligations, but shall be obliged to immediately notify the Beneficiary and each one of the Trustors in writing of that situation.

(d) Each one of the Trustors and the Issuers shall have the obligation to immediately notify the Trustee and the Beneficiary, in writing, of any act or deed that affects or could have an adverse and significant effect on the Assets Held in Trust, the present Agreement or the obligations of each one of the Trustors arising from this Agreement, in order that the Trustee may defend the Assets Held in Trust under the terms of paragraph (g) below.

(e) The Trustee must notify each one of the Trustors and the Beneficiary of any threat to the Assets Held in Trust or any Enforcement Event of which it has knowledge, on the understanding that the Trustee shall have no obligation to investigate the existence of that threat or Enforcement Event.

(f) The parties agree that any instructions on notifications required to be given to the Trustee under the present Agreement must be submitted in writing.

(g) The Trustee shall have the obligation to grant the necessary powers of attorney to those persons or entities indicated in writing by the Trustors and the Beneficiary in order for them to defend the Assets Held in Trust. Should no legal representative have been appointed by the Trustors and the Beneficiary in accordance with the foregoing, and should a lack of defense adversely and significantly affect the Assets Held in Trust, the Trustee shall grant powers of attorney to those persons that the Trustee may select at its discretion and shall issue the appropriate instructions for the Defense of the Assets Held in Trust, until the Trustors and the Beneficiary issue written instructions to the Trustee with respect to that defense, without the Trustee or the Beneficiary being liable, except in the case of the Trustee should the Trustee act fraudulently, negligently or in bad faith. Should (i) an Enforcement Event occur, or should (ii) the Trustors and the Beneficiary fail to reach an agreement for appointing the person or entity to defend the Assets Held in Trust or with respect to the terms of the instructions in connection with that defense, the appointment of the legal representative shall be made exclusively by the Beneficiary, without any liability attaching to it. Neither the Trustee nor the Beneficiary shall be liable either for the acts of those legal representatives or for paying the corresponding costs and expenses, which shall be covered by the Trustors, or failing that from the funds of the Assets Held in Trust. Under no circumstances may the Trustee grant powers of attorney for acts of ownership, which must be exercised by the Trustee’s own trust delegates.

(h) In the event that urgent action is required to protect and preserve the Assets Held in Trust, the Trustee shall be obliged to take any immediate action that is required to preserve the Assets Held in Trust. The Trustee shall not be liable for any action taken by it to protect the Assets Held in Trust so long as its actions comply with the terms set forth in the present Agreement and applicable legislation.

(i) Should the Trustee receive a judicial notice or other type of complaint relating to the present Agreement or to the Assets Held in Trust, the Trustee shall send a copy of that notification or complaint to the Trustors and to the Beneficiary no later than the day following that on which it was received (or on the following working day).

NINE. Obligatory Provisions with respect to the Liability of the Trustee. (a) Pursuant to Representation III (h) of the present Agreement and Article 106, section XIX, b) of the Law of Credit Institutions, following is a transcription of the text of the aforementioned Article, which states as follows:

“ARTICLE 106. Credit institutions are prohibited from:

XIX. In carrying out the transactions referred to in section XV of Article 46 of this Law:

[…]

b) Compensating the Trustors, mandators or principals for default by debtors of the credits granted to them, or by issuers for securities acquired by them, except where they are culpable pursuant to the provisions set forth in the concluding part of article 391 [sic] of the General Law of Credit Instruments and Transactions, or by guaranteeing collection of yields for those funds the investment of which has been entrusted to them.

If on the termination of the trust, mandate or commission constituted by the granting of the credits the latter have not been settled by the debtors, the institution must transfer these to the trustor or beneficiary, as applicable, or to the mandator or principal, while abstaining from covering the amount thereof itself.

Trust, mandate or agency agreements shall prominently insert the provisions contained in this point together with a declaration by the trustee to the effect that it has provided unambiguous information as to its content to those persons from which it has received assets or rights to encumber in trust;

c) Act as trustees, mandators or agents in trusts, mandates or commissions, respectively, through which funds are directly or indirectly collected from the public via any act resulting in a direct or contingent liability, except with respect to trusts constituted by the Federal Government via the Ministry of the Treasury and Public Credit, and trusts through which securities are issued that are entered in the National Securities Registry pursuant to the provisions set forth in the Ley del Mercado de Valores [Securities Market Law];

d) Engage in those trusts, mandates or commissions referred to in the second paragraph of article 88 of the Ley de Sociedades de Inversión [Investment Companies Law];

e) Act in trusts, mandates or commissions through which the restrictions or prohibitions contained in the financial laws are evaded;

f) Utilize funds or securities of the trusts, mandates or commissions allocated to the granting of credits over which the trustee has discretionary power as to the granting of the latter to carry out transactions by virtue of which their trust delegates may or may not become debtors; the members of the steering committee or the board of directors, as applicable, both full and acting, whether interim or not; employees holding offices in the institution; full or acting commissioners, whether interim or not; external auditors; members of the technical committee of the respective trust; the forebears or descendents in first place or spouses of the aforementioned persons, those companies in whose shareholder meetings there is a majority of such persons or the institutions themselves, together with those persons that the Banco de México selects via provisions of a general nature;

g) Manage rural properties, unless they have been assigned the duty of distributing the estate among heirs, beneficiaries, partners or creditors, or to pay an obligation or to guarantee compliance thereof with the value of the property itself or its products, and without said management exceeding the period of two years in such cases, except in the case of production trusts or guarantee trusts, and

h) Formalize trusts managing sums of money periodically contributed to by consumer groups built via marketing processes and aimed at the acquisition of specific goods or services, among those provided in the Ley Federal de Protección al Consumidor [Federal Consumer Protection Law].

Any covenant running counter to the provisions set forth in the preceding points shall be null.”

(b) Pursuant to the provisions set forth in item 5.5 of Circular 1/2005, the parties agree to insert the following:

“6. Prohibitions

6.1 In formalizing the Trusts, Trust Institutions are prohibited from engaging in the following:

a) Charging prices on the assets held in trust that are at variance with those agreed when the transaction in question was agreed to;

b) Guaranteeing receipt of yields or prices for funds it is entrusted to invest, and

c) Carrying out transactions under terms and conditions running counter to its internal policies and good financial practices.

6.2 Trust Institutions may not formalize transactions with securities, credit instruments or any other financial instrument that do not comply with the specifications agreed to in the corresponding Trust agreement.

6.3 Trust Institutions may not constitute any type of Trust they are not authorized to formalize pursuant to the laws and provisions regulating them.

6.4 Under no circumstances may Trust Institutions meet the payment of any penalty imposed on those Institutions by any authority by charging the assets held in trust.

[…]

6.6 Trust Institutions must observe the provisions set forth in articles 106 section XIX of the Law of Credit Institutions, 103 section IX of the Securities Market Law, 62 section VI of the Ley General de Instituciones y Sociedades Mutualistas de Seguros [General Law of Insurance Institutions and Mutual Companies] and 60 section VI Bis of the Ley Federal de Instituciones de Fianzas [Federal Surety Institutions Law], as applicable to each Institution.”

(c) In accordance with Circular 1/2005, the Trustee has informed the parties that it shall be liable for damages caused through noncompliance of the obligations assumed by it and for which it is responsible under the present Agreement, if so established by a competent judicial authority.

TEN. Replacement of the Trustee. (a) Subject to the provisions set forth in paragraphs (c) and (d) below, the Trustee may terminate its status as trustee under the present Agreement via written notice to the Trustors and the Beneficiary, with at least sixty (60) calendar days’ notice (except in the case provided in Clause Ten, paragraph (c) of the present Agreement), including after the occurrence of an event provided in Clause Fourteen (a)(iv), on the understanding that the Trustee may under no circumstances abjure if an execution procedure has begun pursuant to Clause Seven of the present Agreement. Subject to the provisions agreed in paragraph (c) below, the appointment of the Trustee may also be held as having been terminated via notice in writing from the Beneficiary issued at least thirty (30) calendar days in advance.

(b) Should the Trustee cease to act as such under the present Agreement owing to early termination in accordance with paragraph (a) above or after the Termination Date, the Trustee shall prepare account statements and related accounts with respect to the Assets Held in Trust, which must be submitted to the Trustors and the Beneficiary within thirty (30) calendar days of that termination occurring. The Trustors and the Beneficiary shall have thirty (30) calendar days from receipt of the same to examine and object to the aforementioned account statements and account; should the Trustors and the Beneficiary fail to make their comments known to the Trustee during the course of that period, the account statements and accounts shall be deemed to have been approved by the Trustors and by the Beneficiary, except in the case of any errors or omissions that are not apparent.

(c) The Beneficiary shall have the right to appoint any successor Trustee, on the understanding that so long as there is no Enforcement Event, the Trustors shall have the right to consent in writing to any appointment within fifteen (15) calendar days of the date on which the representative of the Trustors has received notification of the appointment, which consent shall not be denied without due cause and which shall be regarded as having been granted should the Trustors not oppose that appointment within that period.

(d) The Trustee must continue acting as such under the present Agreement until a replacement trustee has been appointed in accordance with the terms set forth in the present Agreement and the aforementioned replacement trustee has accepted the appointment, and the Assets Held in Trust have been legally transferred to the replacement trustee.

(e) The replacement trustee shall have the same rights and obligations as the Trustee under the present Agreement and shall be the “Trustee” for the purposes of the provisions set forth in this Agreement.

ELEVEN. Fees and Expenses of the Trustee. (a) The Trustors, jointly and severally, agree to pay the Trustee the fees stated in Appendix N, and all and each of the reasonable and documented fees, costs and expenses incurred or paid by the Trustee in connection with the management of the Assets Held in Trust and compliance with its obligations under the present Agreement.

(b) The parties agree that the Trustee shall not be obliged to comply with instructions issued by any of the parties to the present Agreement having a right to issue such instructions unless it has received sufficient funds to pay all and any of the corresponding costs and expenses, being required, if applicable, to promptly notify the Trustors and the Beneficiary of the need for such funds to meet its obligations under the present Agreement. Should the Trustee have insufficient liquid funds to meet its obligations, the parties agree that the Trustee shall not be liable for any damages that may result from its inability to comply with its obligations under the present Agreement.

TWELVE. Taxes. (a) Any tax, contribution, duty or similar obligation resulting from the formalization of the present Agreement, the custody and management of the Assets Held in Trust, compliance with the obligations of the Trustee or of the Beneficiary, or the exercise of its rights by any of the Trustees or the Beneficiary on the formalization date of the present Agreement or in the future, shall be payable and paid by the Trustors, jointly and severally, and each one of the Trustors agrees to compensate and hold the Trustee, the Beneficiary and each one of the Secured Parties harmless against any liability arising from these or in connection with the latter. Each one of the Trustors agrees to submit the Trustee and the Beneficiary those tax returns and receipts or any other document that evidences payment of the taxes, contributions, duties, charges or corresponding related obligations.

(b) Should the tax authorities or any equivalent authority located in any jurisdiction for any reason or at any time adjudicate or interpret the acts or activities set forth in the present Agreement or any related element in such a manner as to accord the trust constituted under the present Agreement with the status of taxpayer for fiscal purposes, the Trustee shall be notified of the foregoing, and the Trustee shall consequently be obliged to make the corresponding withholding and payment, or solely the payment, of any taxes in connection with the trust constituted under the present Agreement or with any action relating to the latter, which the Trustee shall promptly report to the Trustors and the Beneficiary in writing, in order that the Trustors may take the necessary actions, including payment of taxes, duties, formalities or related obligations.

(c) The obligations of the Trustors agreed to in this Clause Twelve shall remain in force for the applicable limitation period, regardless of the occurrence of the Termination Date or should this Agreement be held as terminated for any other reason.

THIRTEEN. Reports. (a) The Trustee agrees to provide monthly account statements to the Beneficiary and the Trustors with respect to the Initial Shares, the Additional Shares and the other assets that constitute the Assets Held in Trust, including the investments made in the latter. The Trustors and the Beneficiary shall individually have a period of thirty (30) days from the date on which they receive the corresponding account statements to review and object to the content therein (in the case of the Beneficiary, subject to the instructions of the Secured Parties). Once that period has elapsed, the account statements shall be deemed to have been approved by the Trustors and by the Beneficiary, except in the case of any errors or omissions that are not apparent.

(b) In addition, the Trustee agrees to provide the Trustors and the Beneficiary, within three (3) working days of it receiving the corresponding request, all and any information that may reasonably be requested by any of the latter in connection with the Assets Held in Trust or this Agreement.

FOURTEEN. Duration and Irrevocability. (a) This Agreement may be declared to have been terminated pursuant to Article 392 of the General Law of Credit Instruments and Transactions, (i) should compliance with the purposes of the present Agreement prove impossible, (ii) by agreement between any and all of the parties to the present Agreement (but not by the beneficiaries mentioned in the present Agreement that do not formalize it as parties or do not explicitly adhere to the terms set forth herein), (iii) should the trust constituted herein be declared null by a competent judicial authority on grounds of it being regarded as defrauding the lenders, (iv) should the Trustee hold the present Agreement to have been terminated as a result of noncompliance of the payment of the fees payable to the Trustee under the present Agreement for a period equal to or in excess of three (3) periods of three hundred sixty (360) days from the date of the present document, or (v) should the Assets Held in Trust be disposed of in accordance with the extrajudicial execution procedure stipulated in Clause Seven of the present Agreement.

(b) The present Agreement shall be irrevocable and shall remain in effect until the Termination Date, except that the obligations of the Trustors under Clauses Twelve, Nineteen and Twenty of the present Agreement (and any clauses relating to the latter) shall remain in effect after the Termination Date for the applicable limitation period.

FIFTEEN. Notifications. (a) Any notifications and other communications arising from this Agreement, must be recorded in writing, and be directed at, or delivered to, the domiciles indicated below, or any other address or fax transmission number that may from time to time be stipulated by the addressee of the latter, via notification in writing to the other parties. Such notifications and communications must be delivered personally or via fax transmission, addressed in the manner described above, and shall be effective when they are delivered by messenger, on receipt, or, if sent via fax, when they are transmitted and a transmission confirmation is received. The parties stipulate the following as their domiciles:

The Trustors:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Fax: 52(81)8888-4399

Attention: Vicepresidencia Jurídica [Office of the Vice-President of Legal Affairs]

The Issuers:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Fax: 52(81)8888-4399

Attention: Vicepresidencia Jurídica [Office of the Vice-President of Legal Affairs]

The Trustee:

Calzada del Valle No. 350 Oriente

Primer piso

Col. Del Valle

San Pedro Garza García, Nuevo León 66220

Mexico

Email: Nelly.wing@banamex.com

Attention: Nelly Wing

The Beneficiary:

1 King’s Arms Yard

Third Floor

London EC2M 7AF

United Kingdom

Fax: (44) 207-397-3601

Attention: Frank Cibej

(b) Each one of the Trustors and the Issuers hereby appoint Ramiro G. Villarreal Morales, and in his absence José Antonio González Flores, as their respective commercial broker for any and all purposes relating to the present Agreement, and agree that any action taken or omission by any of the aforementioned commercial brokers or any notification received or issued by the aforementioned broker shall be obligatory for any and all of the Trustors and the Issuers, respectively, as if the aforementioned Trustor or Issuer had been directly responsible for them, without any other action being required to be taken.

(c) For the purposes of the notifications and instructions delivered to the Trustee under the present Agreement, the form of identification and operation of the Trust shall be via the agreement number of the latter and the authorized and duly registered signature or signatures of the party or parties requesting any operation or service, which must be contained in the instructions issued to the Trustee.

(d) For the purposes of the foregoing, the Trustee states that it has certain mechanisms and/or procedures in place for receipt and execution of the instructions, including those transmitted via fax or other means of transmission and/or communication, by virtue which each one of the parties shall sign the necessary document or documents to that effect with the Trustee, as agreed between the parties.

(e) The parties acknowledge and accept that the Trustee shall solely and exclusively be empowered to execute the instructions issued to it under the present Agreement on bank working days and during bank working hours.

(f) Pursuant to the terms of Article 52 of the Law of Credit Institutions, the parties agree that the Trustee shall not be liable should the processing of any instruction issued by the Trustors or by the Beneficiary that fails to comply with the provisions set forth in the present Agreement the suspended or canceled. The Trustee undertakes to immediately notify the Trustors and the Beneficiary in writing with respect to any irregularity in the instructions, in order that they may address this as soon as possible.

SIXTEEN. Amendments. This Agreement may not be amended, except via a written instrument signed by the Trustors, the Issuers, the Trustee and the Beneficiary and in accordance with the terms of the Interlender Agreement.

SEVENTEEN. Assignments. Neither the Trustee nor any of the Trustors or the Issuers may assign or transfer their respective rights or delegate their respective obligations under this Agreement, except with the prior consent in writing of the Beneficiary or by such other manner as is permitted under the present Agreement, and on the understanding that in the event of any assignment, the assignee shall be obliged to submit the documentation referred to as “Conoce a tu Cliente” (Know your Customer) before the assignment takes effect, so as to identify customers arising therefrom and in order to comply with applicable legislation and the Trustee’s internal policies.

EIGHTEEN. Powers of the Trustee. (a) The Trustee shall have all of the powers required to comply with the purposes of this Agreement, pursuant to the provisions set forth in Article 391 of the General Law of Credit Instruments and Transactions, and all of the powers necessary, or deemed necessary, under the terms of the present Agreement or pursuant to applicable legislation, subject to the required instructions in accordance with the terms of the present Agreement.

(b) With respect to the Assets Held in Trust and its rights and obligations under the present Agreement, the Trustee shall have powers to engage in lawsuits and collections, administrative acts and acts of ownership, as well as the power to sign credit instruments, including the authority to receive and make payments, issue receipts and any type of special powers of attorney in order to secure compliance of the purposes of the trust constituted under the present Agreement, pursuant to applicable legislation, on the understanding that the Trustee may not grant powers of attorney for acts of ownership nor draw up any act whatsoever with respect to the Assets Held in Trust not explicitly provided for in the present Agreement or authorized under the terms of the latter.

(c) It is explicitly agreed that the Trustee shall not incur any liability whatsoever by acting on the basis of any notification, notice, consent, certificate or other instrument or notarized document that may reasonably be considered as genuine and which is signed by the corresponding party or parties.

(d) The Trustee shall not be obliged to carry out any act whatsoever that is in contravention of the present Agreement or contravenes applicable legislation.

NINETEEN. Indemnification. (a) To the extent to which it applies with respect to the Beneficiary, and to which the concept in question is not covered under Clause 16 of the Interlender Agreement, the Trustors shall jointly and severally and without duplicity agree to indemnify and hold the Trustee (including its trust delegates, employees and legal representatives, without any restriction whatsoever), the Beneficiary and each and every one of the Secured Parties, their respective counselors, employees, advisors and affiliates, harmless from all and any complaints or claims of any type in the form of damages and any other obligation (unless it is established that one or more of these are the result of fraud, gross negligence or bad faith by the Trustee or the Beneficiary, as applicable) incurred by, filed against or imposed on the Trustee, the Beneficiary, or the Secured Parties, their respective counselors, employees, advisors and affiliates, in each case, arising from or as a result of the defense of the Assets Held in Trust, the exercise of their rights under the present Agreement, of this Agreement or of the obligations of each one of the aforementioned parties, including but not limited to foreign against any complaints, claims, damages, obligations and expenses (including but not limited to reasonable attorneys’ fees and expenses) incurred by the latter, established against or imposed on the Trustee, the Beneficiary or the Secured Parties, their respective counselors, employees, advisors and affiliates.

(b) The obligations of the Trustors agreed to in Clause Nineteen shall remain in effect for the applicable limitation period, regardless of whether the Termination Date occurs or whether this Agreement is held to have been terminated for any other reason.

TWENTY. Expenses. (a) All reasonable and documented fees and expenses arising in connection with this Agreement shall be jointly and severally borne by the Trustors. The Trustee shall under no circumstances be obliged to make disbursements from its assets to cover such fees or expenses as are payable or that are incurred in accordance or in connection with the present Agreement or in order to meet its obligations under the present document, but shall provide timely notice to the Trustors and the Beneficiary (for informational purposes in the case of the Beneficiary) with respect to the need to cover the latter. Though it is not obliged to do so, the Beneficiary may disburse the aforementioned fees or expenses in order to have funds under the applicable Applicable Facilities Agreement, the Interlender Agreement and other related documents, which from that moment shall be regarded as Secured Obligations for the purposes of this Agreement, and shall accrue interest from the time of payment under the terms set forth in the corresponding Applicable Facilities Agreement.

(b) The obligations of the Trustors agreed to in this Clause Twenty shall remain in effect for the applicable limitation period, regardless of the occurrence of the Termination Date.

TWENTY-ONE. Some Provisions relating to the Beneficiary. (a) The Beneficiary shall not have no trustee responsibility whatsoever with the Trustors, the Issuers or the Trustee, nor the obligation to protect their interests.

(b) In acting as a beneficiary under the present Agreement, the Beneficiary shall be deemed to be acting via its trustee department, which shall be regarded as a separate entity from its other departmental divisions. Any information received by the Beneficiary via any other division or department, or in any manner other than that of Beneficiary under the terms of the present document, may be treated in a confidential manner by the Beneficiary.

(c) With respect to its activities in connection with the exercise of its rights under the present Agreement, including with respect to any notification submitted under point (a) or Clause Three or point (a)(4) in Clause Seven of the present Agreement, the Beneficiary shall be obliged to act in accordance with the provisions set forth in the Interlender Agreement and shall have the right to request instructions from the Instructing Group or the Super Majority Instructing Group, as the case may be (as the terms Instructing Group and Super Majority Instructing Group are defined in the Interlender Agreement) in accordance with the terms of the Interlender Agreement, and the Beneficiary shall not be liable for any delay resulting from the latter. Where its activities are concerned, the Beneficiary shall have the rights and shall enjoy the protections, indemnifications and immunities indicated in the Interlender Agreement.

(d) The provisions contained in this Clause Twenty-One shall remain in effect for the applicable limitation period, regardless of the occurrence of the Termination Date or should this Agreement be declared to have been terminated for any other reason.

TWENTY-TWO. Information for the Trustee. (a) The parties acknowledge that the Trustee is obliged under applicable legislation to provide information on the transactions it carries out for its customers arising from the present Agreement to the judicial, tax and administrative authorities, which the Trustee is obliged to make in strict compliance with the applicable provisions.

(b) With respect to information relating to the present Agreement and other related documents, including information provided prior to the formalization of the latter, the parties to the present document authorize the Trustee to (i) to process it via the data processing systems generally utilized by Banco Nacional de México, S.A., a member of the Banamex Financial Group, (ii) disclose it to its counselors, officers, employees, auditors and representatives, its affiliates, subsidiaries or any company forming part of its corporate or company group, together with its advisors, auditors, credit-reporting companies and third parties contracted by Banco Nacional de México, S.A., a member of the Banamex Financial Group, which shall be obliged not to disclose it pursuant to applicable legislation, and (iii) disclose it to those domestic and foreign regulatory authorities with which the Banco Nacional de México, S.A., a member of the Banamex Financial Group, is required to fulfill any current or future obligation.

(c) The parties waive the exercise of any legal action against the Trustee that could arise as a consequence of the Trustee having utilized the powers conferred in the present Clause, so long as, and at all events, the Trustee has observed the terms set forth in the present Clause and the applicable provisions.

TWENTY-THREE. Conflict of Interest. The Trustee shall be obliged to inform the other parties if any activity or order could represent a conflict of interest between the Trustee and any of the companies related or belonging to the Banamex Financial Group or the Citigroup financial group, in order that the activity or instruction in question may be expeditiously analyze, so that the parties can agree on the manner of eliminating or mitigating the conflict of interest; in the event that the parties do not reach an agreement within a reasonable period, the Trustee may request that it be replaced under the terms set forth in the present Agreement, and particularly in Clause Ten.

TWENTY-FOUR. Singular Registry of Secured Property Transactions. The Trustors undertake to enter the present Agreement (together with any amendment to the same, if applicable) in the Registro Único de Garantías Mobiliarias [Singular Registry of Secured Property Transactions], via a notary public within thirty (30) working days of the signing of the present Agreement (or any amendment to the same, if applicable), and to provide evidence of that registration both to the Beneficiary and to the Trustee.

TWENTY-FIVE. Industrial Property. The parties, other than the Trustee, undertake not to intentionally utilize the company name, commercial name, design and registered trademarks of Banco Nacional de México, S.A., a member of the Banamex Financial Group, or of any of its affiliated or subsidiary companies or parent company of which it is aware (jointly, the “Industrial Property”), in any publicity whether in connection with the present Agreement or not, except (i) with the prior authorization in writing of the Trustee, (ii) in connection with any communication or act between the parties or involving third parties in connection with the present Agreement, or (iii) when carried out for (X)nonprofit purposes relating to the use of the Industrial Property,(y) in connection with the present Agreement.

TWENTY-SIX Appendices. All of the Appendices to this Agreement form an integral part of the present Agreement, as if they were inserted verbatim in the corpus of the latter.

TWENTY-SEVEN. Conflicts. In the case of conflict between the provisions of this Agreement and the provisions of the corresponding Applicable Facilities Agreement and the Interlender Agreement, the provisions of this Agreement shall prevail solely with respect to (i) any conflicting provisions, and (ii) any other provision that requires the application of Mexican legislation in order for this Agreement to be valid and enforceable under the terms set forth therein.

TWENTY-EIGHT. Independence of the Provisions. Should any of the provisions of this Agreement be declared illegal or unenforceable by a competent court, that provision shall be regarded and interpreted independently and separately from the other provisions contained herein and shall not in any way whatsoever affect the validity and enforceability of the other provisions in this Agreement.

TWENTY-NINE. Applicable Legislation and Jurisdiction. The present Agreement shall be governed and interpreted pursuant to the laws of Mexico. Each one of the parties explicitly and irrevocably submits itself to the jurisdiction of the competent federal courts located in Mexico City, Federal District, with respect to any matters arising from or relating to the present Agreement, and agrees that all claims in connection with any action or procedure under the present Agreement may be heard and adjudicated in the aforementioned courts. Each one of the parties hereby waives any jurisdiction or venue to which they may be entitled by virtue of their current or future place of residence or domicile.

THIRTY. Headings. The headings used in this Agreement are solely for ease of reference and must not be used to interpret any provision whatsoever in this Agreement.

TWO. Ratification of the Signatures. The Trustors, the Issuers, the Beneficiary and the Trustee agree and undertake to formalize or ratify the present Amending Agreement before a notary public.

THREE. Expenses. Each and every one of the reasonable and documented expenses incurred by the Beneficiary or the Trustee in connection with the preparation, negotiation and signing of this Amending Agreement shall be paid by the Trustors directly to the party indicated by the Beneficiary or the Trustee, or by reimbursement of the Beneficiary or the Trustee, as applicable.

FOUR. Absence of Novation. The formalization of this Amending Agreement does not imply novation of the obligations of the Trustors in the Original Trust Agreement, in the Facilities Agreement or in the Interlender Agreement.

FIVE. Headings. The headings used in this Agreement are solely for ease of reference and must not be used to interpret any provision whatsoever in the latter.

SIX. Severability. The parties agree that should any provision in this Amending Agreement be invalid or illegal, to the extent permitted in applicable legislation, that provision shall be regarded as not being placed in this Amending Agreement, with the other provisions in this Amending Agreement remaining in full force and effect.

SEVEN. Applicable Legislation, Interpretation and Jurisdiction. The present Amending Agreement shall be governed and interpreted pursuant to the laws of Mexico. Each one of the parties explicitly and irrevocably submits itself to the jurisdiction of the competent federal courts located in Mexico City, Federal District, with respect to any matters arising from or relating to the present Agreement, and agrees that all claims in connection with any action or procedure under the present Amending Agreement may be heard and adjudicated in the aforementioned courts. Each one of the parties hereby waives any jurisdiction or venue to which they may be entitled by virtue of their current or future place of residence or domicile.

EIGHT. Copies. This Amending Agreement is signed in five (5) copies, each one of which shall be regarded as an original and all shall jointly constitute one and the same instrument.

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BY VIRTUE OF THE FOREGOING, the present Amending Agreement is signed on July 29, 2015.

THE TRUSTORS

CEMEX, S.A.B. de C.V.

Empresas Tolteca de México, S.A. de C.V.

Impra Café, S.A. de C.V.

Interamerican Investments, Inc.

Cemex México, S.A. de C.V.

Cemex Operaciones México, S.A. de C.V.

                    /s/ Roger Saldaña Madero

By: Roger Saldaña Madero

Position: Legal Representative

THE TRUSTORS

Cemex México, S.A. de C.V.

Cemex Operaciones México, S.A. de C.V.

                    /s/ Roger Saldaña Madero

By: Roger Saldaña Madero

Position: Legal Representative

THE TRUSTEE

Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division

                         /s/ Elva Nelly Wing Treviño

By: Elva Nelly Wing Treviño

Position: Trustee Delegate

                         /s/ Gabriel René Tovar Ramírez

By: Gabriel René Tovar Ramírez

Position: Trustee Delegate

THE BENEFICIARY

Wilmington Trust (London) Limited

in its capacity as Security Agent (Security Agent),

on behalf and for the benefit of the Original Lenders and the Refinancing Lenders

                         /s/ José Eduardo Aiza Vaudrecourt

By: José Eduardo Aiza Vaudrecourt

Position: Legal Representative

Appendix 1

Copy of the Trustors’ and Issuers’ Powers of Attorney

Appendix 2

Copy of the Trustee’s Powers of Attorney

Appendix 3

Copy of the Beneficiary’s Powers of Attorney

Appendix A

Copy of the Original Interlender Agreement

Appendix B

Copy of the 2014 Facilities Agreement

Appendix C

Copy of the Facilities Agreement

Appendix D

Copy of the Interlender Agreement

Appendix E

Copy of the instrument of the Stock Exchange Certificates

Appendix F

Copy of the instruments of the Perpetual Securities

Appendix G

Copy of the instruments of the Cemex SAB Bonds

Appendix H

Copy of the instruments of the Cemex Finance Bonds

Appendix I

Copy of the instruments of the Cemex España Bonds

Appendix J

Initial Shares

Appendix K

Copy of the Trustee’s Powers of Attorney

Appendix L

Copy of the Beneficiary’s Powers of Attorney

Appendix M

Sale Order

Appendix N

Fees and Expenses of the Trustee